Free Writing Prospectus to Amendment No. 1 dated October 7, 2025 relating to

Preliminary Pricing Supplement No. 10,963

Registration Statement Nos. 333-275587; 333-275587-01

Dated October 1, 2025; Filed pursuant to Rule 433

Morgan Stanley

SPXF40D4 Buffered Step-Down Jump Securities with Auto-Callable Feature due October 11, 2030

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying amended preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlier:	S&P® 500 Futures 40% Intraday 4% Decrement VT Index (SPXF40D4)
Automatic early redemption:

If, on any determination date, the closing level of the underlier is greater than or equal to the then-applicable call threshold level, the securities will be automatically redeemed for the applicable early redemption payment. No further payments will be made on the securities once they have been automatically redeemed.

	Determination dates:		Call threshold levels:	Early redemption payment:
	#1	October 14, 2026	100.00% of the initial level	$1,140
	#2	January 11, 2027	98.125% of the initial level	$1,175
	#3	April 12, 2027	96.25% of the initial level	$1,210
	#4	July 12, 2027	94.375% of the initial level	$1,245
	#5	October 11, 2027	92.50% of the initial level	$1,280
	#6	January 10, 2028	90.625% of the initial level	$1,315
	#7	April 10, 2028	88.75% of the initial level	$1,350
	#8	July 10, 2028	86.875% of the initial level	$1,385
	#9	October 10, 2028	85.00% of the initial level	$1,420
	#10	January 10, 2029	83.125% of the initial level	$1,455
	#11	April 10, 2029	81.25% of the initial level	$1,490
	#12	July 10, 2029	79.375% of the initial level	$1,525
	#13	October 10, 2029	77.50% of the initial level	$1,560

	#14	January 10, 2030	75.625% of the initial level	$1,595
	#15	April 10, 2030	73.75% of the initial level	$1,630
	#16	July 10, 2030	71.875% of the initial level	$1,665
Buffer amount:	30% of principal (70% maximum loss)[1]
Pricing date:	October 10, 2025
Observation date:	October 10, 2030
Maturity date:	October 16, 2030
CUSIP:	61779PHK4
Estimated value:	$941.60 per security, or within $55.00 of that estimate
Amended preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225056697/ms10963_424b2-32320.htm

1All payments are subject to our credit risk

Hypothetical Payment at Maturity[1] (if the securities have not been automatically redeemed prior to maturity)
% Change in Closing Level of the Underlier	Payment at Maturity (per Security)
+60.00%	$1,700
+40.00%	$1,700
+20.00%	$1,700
0.00%	$1,700
-5.00%	$1,700
-10.00%	$1,700
-20.00%	$1,700
-30.00%	$1,700
-31.00%	$990.00
-40.00%	$900.00
-60.00%	$700.00
-80.00%	$500.00
-100.00%	$300.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying amended preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying amended preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities provide for only the minimum payment at maturity and do not pay interest.

●The appreciation potential of the securities is limited by the fixed early redemption payment specified for each determination date or payment at maturity specified for the observation date, as applicable.

●The securities are subject to early redemption risk.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlier(s)

●No assurance can be given that the investment strategy used to construct the underlier will achieve its intended results or that the underlier will be successful or will outperform any alternative index or strategy that might reference the futures contract.

●The decrement of 4% per annum will adversely affect the performance of the underlier in all cases, whether the underlier appreciates or depreciates. The underlier includes a decrement feature, whereby 4% per annum is deducted daily from the level of the underlier.

●The underlier is subject to risks associated with the use of significant leverage.

●The underlier may not be fully invested.

●The underlier was established on August 30, 2024 and therefore has very limited operating history.

●As the underlier is new and has very limited historical performance, any investment in the underlier may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

●Adjustments to the S&P® 500 Futures 40% Intraday 4% Decrement VT Index could adversely affect the value of the securities.

●Because your return on the securities will depend upon the performance of the underlier(s), the securities are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oHigher future prices of a futures contract to which the underlier is linked relative to its current prices may adversely affect the value of the underlier and the value of the securities.

oSuspensions or disruptions of market trading in futures markets could adversely affect the value of the securities.

oLegal and regulatory changes could adversely affect the return on and value of the securities.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying amended preliminary pricing supplement under the caption “Additional Information About the Securities–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.